Exhibit 99.1

Environmental Power Corporation

August 12, 2005

CONTACT:
Environmental Power Corporation	-OR-	Lippert/Heilshorn & Associates
Kam Tejwani		Jody Burfening/ Seema Brin
President and Chief Executive Officer		(212) 838-3777
(603) 431-1780		jburfening@lhai.com / sbrin@lhai.com
ktejwani@environmentalpower.com

ENVIRONMENTAL POWER CORPORATION REPORTS SECOND QUARTER 2005 RESULTS

Portsmouth, NH –August 12, 2005 – Environmental Power Corporation (AMEX:EPG) today announced results for the second quarter ended June 30, 2005.

Total revenues for the second quarter of 2005 increased 28% to $14.9 million from $11.6 million in the second quarter of 2004. Revenues for the quarter included sales of $945,316 at the company’s subsidiary, Microgy, Inc. (“Microgy”), which did not recognize any revenues in the same period last year. Power generation revenues from Buzzard Power Corporation increased to $13.9 million from $11.6 million in the same period last year. This increase is primarily attributed to an increase in the operating capacity of Buzzard’s Scrubgrass facility to 97% from 75% in the same period last year due to a change in the schedule of a planned major maintenance outage at Scrubgrass. Historically, the outage takes place in the second quarter of every year, but this year it will occur in the fourth quarter.

Total operating expenses in the second quarter of 2005 decreased to $17.3 million from $17.9 million in the second quarter of 2004, primarily reflecting a decrease in operating expenses at Buzzard related to the major maintenance usually scheduled for the second quarter that has been moved to the fourth quarter this year, as well as a $2.0 million decrease in non-cash compensation expenses. These decreases were largely offset by increases in cost of goods sold at Microgy of $1.9 million and in general and administrative expenses of $1.5 million. Net loss for the second quarter of 2005 was $2.5 million or $0.34 per diluted share, calculated using 7.4 million weighted average common shares outstanding, compared to net loss of $6.1 million, or $1.39 per diluted share, calculated using 4.4 million weighted average common shares outstanding in the second quarter of 2004.

Total revenues for the first six months of 2005 increased by $4.1 million, or 15.7%, to $30 million from $25.9 million for the six months ended June 30, 2004. Total revenues in 2005 include $2.2 million in revenue at Microgy, from sales related to its first three projects year-to-date, compared to no such revenues in the same period last year. Total operating expenses for the first six months of 2005 increased by $1.3 million, or 4%, to $32.0 million, as compared to $30.7 million for the same period in 2004. Increased operating expenses were primarily due to cost of goods sold at Microgy in 2005, whereas there were no such costs in 2004, and due to increased general and administrative costs, attributed largely to staff expansion. For the first six months ended June 30, 2005, net loss decreased to $2.1 million, or $0.30 per diluted share, calculated using 6.9 million weighted average common shares outstanding, as compared to a net loss of $4.7 million, or $1.14 per diluted share, calculated using 4.1 million weighted average common shares outstanding, in the first six months of 2004.

Environmental Power Corporation August 12, 2005	Page 2

Highlights of the second quarter included:

•	Project Status

•	A ribbon-cutting ceremony to mark the launch of Microgy’s first fully operational anaerobic digester facility at Elk Mound, WI. The ceremony was well attended and generated awareness of the benefits of an anaerobic digestion system. The digester has been producing gas and meeting initial production expectations. The company completed construction on a second digester installation that is now operational, and is nearing completion at a third site under its relationship with Dairyland Power Cooperative.

•	Strengthening and elevating management team profile

•	The second quarter of 2005 was one of significant additions to the management team:

•	The appointment of Randy Hull, an industry veteran with a 25-year track record in senior managerial positions in industrial manufacturing and processes, to the post of president of Microgy.

•	The appointment of John O’Neill, formerly the chief financial officer and vice president of finance for Constellation/NewEnergy, a leading competitive supplier of electricity, natural gas and energy-related services, to the post of chief financial officer of Environmental Power Corporation.

“Environmental Power achieved significant milestones towards establishing leadership in the emerging market for profitable renewable energy in this second quarter, decisively moving from the conceptual to the operational phase,” said Kam Tejwani, president and chief executive officer. “We formally launched a fully operational digester facility that is serving as a compelling example of what we believe to be the superior quality of our technology and the numerous benefits of Microgy’s solutions, designed to minimize waste management problems while providing a renewable source of energy for utilities and consumers. With the addition of Randy Hull and John O’Neill to our management team, we now have a team in place that we believe can accelerate our growth initiatives. We feel confident that the project completion experience we have gained, and the management team that we now have on board, will enable us to take advantage of the market opportunities and establish a position of leadership in the renewable energy market.”

Outlook:

Management expects Microgy’s revenues to increase in 2005, as the company pursues development of additional projects under its agreements with several farms. However, these agreements remain subject to further definitive agreement and obtaining additional financing. Corresponding to the anticipated increase in revenue, management anticipates Microgy cost of goods sold to increase and to recognize gross profit on projects after construction is completed. Finally, general and administrative expenses are expected to increase by approximately $4 million during 2005 primarily due to additions to the sales/marketing and operational infrastructure expansions required to support Microgy’s growth strategy.

Management expects power generation revenues at Buzzard to decrease in 2005 due to a decrease in power rates pursuant to the terms of its power sales agreement with Penelec and a decrease in revenue recorded as a result of the straight-line lease accounting treatment of revenue. Operating expenses at Buzzard are expected to increase slightly in 2005 due to increases in labor and maintenance expenses, and an escalation in operator fees.

Financial Tables Attached

Environmental Power Corporation August 12, 2005	Page 3

ENVIRONMENTAL POWER

STATEMENT OF OPERATIONS

	3 Months Ended		6 Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES
Power Generation Revenues - Buzzard	$13,907,353	$11,602,886	$27,821,865	$25,941,274
Product Sales - Microgy	945,316	—	2,201,818	—

TOTAL REVENUES	$14,852,669	$11,602,886	$30,023,683	$25,941,274
COSTS AND EXPENSES:
Operating expenses - Buzzard	$6,264,148	$9,204,006	$12,496,387	$15,485,128
Lease expenses - Buzzard	5,736,523	4,816,720	11,306,319	9,613,404
Cost of goods sold - Microgy	1,923,565	—	3,469,235	—
General and administrative	3,023,237	1,553,759	4,872,203	2,876,424
Non-cash compensation (income)	225,737	2,206,487	(361,820)	2,438,309
Depreciation and amortization	122,338	121,356	238,891	245,345

TOTAL COSTS AND EXPENSES	$17,295,548	$17,902,328	$32,021,215	$30,658,610
OPERATING INCOME	$(2,442,879)	$(6,299,442)	$(1,997,532)	$(4,717,336)
OTHER INCOME (EXPENSE):
Interest income	$71,862	$10,378	$98,098	$16,673
Interest expense	(125,343)	(179,085)	(263,293)	(387,065)
Amortization of deferred gain	77,102	77,102	154,205	154,205
Other income	28,392	—	28,392	—

TOTAL OTHER (EXPENSE) INCOME	$52,013	(91,605)	$17,402	$(216,187)
INCOME BEFORE TAXES	$(2,390,866)	$(6,391,047)	$(1,980,130)	$(4,933,523)

INCOME TAX EXPENSE (BENEFIT)	93,397	(261,062)	97,693	(232,389)

NET INCOME	$(2,484,263)	$(6,129,985)	(2,077,823)	$(4,701,134)

EARNINGS PER COMMON SHARE
Basic	$(0.34)	$(1.39)	$(0.30)	$(1.14)
Diluted	$(0.34)	$(1.39)	$(0.30)	$(1.14)

CONDENSED BALANCE SHEET

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current Assets	$26,966,941	$20,678,845
Non-Current Assets	90,627,420	88,269,007

TOTAL ASSETS	$117,594,361	$108,947,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$13,561,237	$14,772,212
Long-Term Liabilities	83,703,823	83,957,212

Total Liabilities	$97,265,060	$98,729,424

Total Shareholders’ Equity	$20,329,301	$10,218,428

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$117,594,361	$108,947,852

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

ABOUT MICROGY, INC.

Microgy holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology, which transforms manure and food industry waste into methane-rich biogas that can be used to generate electricity or thermal energy, or refined to pipeline-grade methane for sale as a commodity. This technology also represents a potentially profitable solution for the nation’s estimated 3,500 large animal feeding operations as they seek to comply with a growing number of proposed and adopted mandates developed by federal, state and local officials aimed at regulating the management of farm waste. Complying with these mandates places potentially significant cost and operational burdens on America’s farmers, which Microgy’s technology can help to address.

Environmental Power Corporation August 12, 2005	Page 4

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects and for other matters, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, including those relating to competing products and technologies, risks relating to managing and integrating acquired businesses, unpredictable developments, including plant outages and repair requirements, the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with our projects, uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives, intellectual property issues, the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.